Exhibit 99.1

SEALY CORPORATION
Mailing Address: One Office Parkway • Trinity, North Carolina 27370
Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact: Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS SECOND QUARTER FISCAL 2008 RESULTS

TRINITY, North Carolina (July 8, 2008) — Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its second quarter of fiscal 2008.

Net sales for the fiscal quarter ended June 1, 2008 decreased 6.6% to $375.4 million compared to the comparable period in the prior year.  Net income for the second quarter was $12.0 million or $0.13 per diluted share versus $16.1 million or $0.17 for the comparable period last year. Included in net income for the quarter ended June 1, 2008 were the effects of a change in the Company’s estimates for warrantable and other product return reserves, which provided a $0.05 per diluted share benefit. For more information on this and other special items, which also impacted the Company’s net sales, cost of sales and gross profit, please refer to the discussion of the use of non-GAAP financial measures below and the table on page 10 of this release, which reconciles these special items to operating income.

Total domestic net sales were $258.7 million compared to $303.2 million in the second quarter of 2007. Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, were $252.9 million, as a 0.6% increase in Average Unit Selling Price (AUSP) was offset by a 16.1% decline in unit volume.  Wholesale domestic unit volumes were impacted by softer demand, as well as lost distribution from a few of the Company’s accounts, such as Levitz and Wickes, who were forced to shut down operations beginning in the fourth quarter of 2007 owing to the difficult economic environment. Sales of the Company’s new Posturepedic product line and specialty products outperformed other products in the U.S. portfolio.

International net sales grew 18.3% from the second quarter of 2007, or 6.1% excluding the effects of currency fluctuation, to $116.7 million. The increase in international net sales represents 7.6% growth in unit volume, partially offset by a decrease in AUSP, primarily due to increased sales of lower-priced OEM products in Europe.

Second quarter gross profit was $148.4 million, or 39.5% of net sales, versus 42.9% of net sales for the comparable period a year earlier.  This decrease in gross margin was primarily due to an increase in U.S. material costs, including an unprecedented increase in inflation on core inputs such as steel and foam as well as an incremental $3.0 million in costs required for the Company’s products to be in compliance with the July 2007 federal flame retardant regulations. In addition, domestic gross profit margins were impacted by costs associated with the new Posturepedic line rollout, including deleveraging of overhead expense on lower volumes, as well as an increase in sales discounts on floor samples.

During the quarter, gross profit benefited from a change in accounting estimates related to the Company’s warrantable and other product return reserves which resulted in an increase to sales of approximately $3.7 million and a reduction of cost of sales of approximately $4.5 million.  Additionally, gross margin was positively impacted by price increases implemented in December 2007 and continuing improvements in our manufacturing efficiencies, particularly factory labor and scrap management.  During the second quarter of 2007, the Company recorded a one-time rebate of $2.5 million on lumber tariffs received from Canadian suppliers and incurred $0.8 million more in expenses related to the start-up of the Mountaintop, Pennsylvania latex production plant.  Internationally, gross margins declined primarily due to a shift in product mix in the Company’s European business.

Selling, general, and administrative (SG&A) expenses were $116.4 million, a decrease of $19.2 million versus the comparable period a year earlier. As a percentage of net sales, SG&A expenses declined to 31.0% in the second quarter of 2008 from 33.7% in the second quarter of 2007. This improvement in SG&A expenses in both absolute dollars and as a percent of sales is due to the Company’s implementation of cost reduction initiatives, which generated a $14.9 million reduction in fixed expenses, in addition to a $7.8 million decline in volume-driven variable expenses. Actions taken to reduce costs in the second quarter of 2008 included a decrease in promotional expenses related to a more efficient launch of the new Sealy Posturepedic innerspring line, a decline in salary and fringe benefit-related costs, and reduced spending on professional services and other discretionary items. These were partially offset by $2.7 million of severance costs as well as an increase in delivery costs due primarily to fuel cost inflation, higher foreign currency valuations relative to the U.S. dollar and increased international unit volume. During the second quarter of 2007, the Company recorded a $2.6 million gain on the sale of its Orlando facility and incurred $1.7 million of costs associated with an organizational realignment.

Larry Rogers, Sealy’s interim Chief Executive Officer and President of North America, stated, “The U.S. mattress retail environment deteriorated during the second quarter of 2008, impacting our ability to drive domestic sales volumes. Even though our sales performance was pressured and inflation has impacted our profitability, we were pleased to see the initiatives we implemented to accelerate our cost reductions begin to take hold, leading to the second consecutive quarter of SG&A leverage for the Company. We also completed the majority of the rollout of our new Posturepedic innerspring line by the end of June. Initial results are encouraging as retail customers that have rolled out the new Posturepedic line have started to see an improvement in their Posturepedic innerspring sales compared to the old line. Our specialty business was impacted by the industry-wide softening in retail demand for higher price point mattresses, although we believe we continued to gain share in the specialty market segment in the second quarter.”

“Looking ahead, we expect our second-half performance to be challenging as industry trends weakened further in June and retail traffic remains soft. We also expect to incur significantly higher material costs due to rapidly growing inflation on core materials, along with additional promotional expenses associated with new product launches. While we cannot control these external forces, we will continue to focus on managing those areas of our business that we can control, including executing on our strategic initiatives, completing the rollout of our Posturepedic innerspring line, implementing price increases to protect our profitability, aggressively managing our costs and working capital, and expanding distribution of our latex products including the new Posturepedic PurEmbrace line to retain our leadership position in the worldwide bedding industry. We are confident that when the market turns, the steps we are taking will lead to improved long-term growth prospects for Sealy and our shareholders,” Mr. Rogers concluded.

Net sales for the six months ended June 1, 2008 decreased 5.8% to $767.3 million from $814.4 million for the comparable period a year earlier. Gross profit was $301.6 million, or 39.3% of net sales, versus $349.8 million, or 43.0% of net sales, for the comparable period a year earlier. Net income was $28.2 million versus net income of $40.8 million for the comparable period a year earlier.

As of June 1, 2008, the Company’s debt net of cash was $743.1 million, compared to net debt of $802.7 million as of May 27, 2007.

Non-GAAP Financial Measures

Under Generally Accepted Accounting Principles (“GAAP”), reported balances include special items.  In addition to the reported results determined in accordance with GAAP, Sealy provides its net sales, cost of goods sold, gross profit, selling, general and administrative expenses and income from operations for the quarters ended June 1, 2008 and May 27, 2007, excluding special items.  These non-GAAP financial measures exclude special items which are those particular material income or expense items that the Company considers to be unrelated to the Company’s ongoing, underlying business, non-recurring, or not generally predictable.  The Company believes the identification of special items  enhances the analysis of the Company’s ongoing, underlying business and the analysis of the Company’s financial results when comparing those results to that of a previous or subsequent like period.  However, it should be noted that the determination of whether to classify an item as a special item involves judgments by Sealy’s management.  A reconciliation of these non-GAAP financial measures and the Company’s reported financial results determined in accordance with GAAP is provided on the attached schedule

On the attached schedule, Sealy also provides information regarding EBITDA and Adjusted EBITDA, which are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA and Adjusted EBITDA to the Company’s reported cash flows from operations determined in accordance with GAAP is provided on the attached schedule.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 713-4494, or for international callers, (913) 312-0945. Participants should register at least 15 minutes prior to the commencement of the call.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The passcode for the replay is 5547525.  The replay will be available until July 15, 2008.

Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. The on-line replay will be available for a limited time beginning immediately following the call.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.7 billion in 2007. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained.

Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited - Preliminary results)

	June 1,	December 2,	May 27,
	2008	2007	2007

ASSETS

Current assets:
Cash and cash equivalents	$44,247	$14,607	$21,722
Accounts receivable, net of allowances for bad debts, cash discounts and returns	190,872	208,821	207,999
Inventories	74,558	73,682	71,210
Prepaid expenses and other current assets	24,194	26,497	27,871
Deferred income taxes	16,446	20,087	13,355
	350,317	343,694	342,157
Property, plant and equipment - at cost	464,854	442,306	425,158
Less accumulated depreciation	(214,776)	(198,434)	(191,078)
	250,078	243,872	234,080
Other assets:
Goodwill	397,522	395,460	390,534
Other intangibles, net of accumulated amortization	7,465	8,866	11,818
Deferred income taxes	6,812	—	—
Debt issuance costs, net, and other assets	31,928	33,187	38,372
	443,727	437,513	440,724
	$1,044,122	$1,025,079	$1,016,961
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$33,908	$36,433	$26,830
Accounts payable	159,366	135,352	126,672
Accrued incentives and advertising	25,978	47,754	37,153
Accrued compensation	25,115	32,422	31,362
Accrued interest	16,381	16,526	19,450
Other accrued expenses	48,568	53,398	51,227
	309,316	321,885	292,694
Long-term obligations, net of current portion	753,427	757,322	797,570
Other noncurrent liabilities	71,048	50,814	43,646
Deferred income taxes	7,549	8,295	10,960

Common stock and options subject to redemption	8,081	16,156	16,671

Stockholders’ deficit:
Common stock	907	902	908
Additional paid-in capital	664,237	654,626	662,694
Accumulated deficit	(783,260)	(794,160)	(819,101)
Accumulated other comprehensive income	12,817	9,239	10,919
	(105,299)	(129,393)	(144,580)
	$1,044,122	$1,025,079	$1,016,961

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Three Months Ended
	June 1,	May 27,
	2008	2007

Net sales	$375,375	$401,828
Cost of goods sold	227,002	229,310

Gross profit	148,373	172,518

Selling, general and administrative expenses	116,359	135,532
Amortization of intangibles	954	830
Royalty income, net of royalty expense	(4,276)	(4,411)

Income from operations	35,336	40,567

Interest expense	15,369	15,229
Other income, net	(81)	(134)
Income before income tax expense	20,048	25,472

Income tax expense	8,091	9,339
Net income	$11,957	$16,133

Earnings per common share—Basic	$0.13	$0.18

Earning per common share—Diluted	$0.13	$0.17
Weighted average number of common shares outstanding:
Basic	90,999	91,467
Diluted	93,965	96,146

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited - Preliminary results)

	Six Months Ended
	June 1,	May 27,
	2008	2007

Net sales	$767,304	$814,395
Cost of goods sold	465,736	464,603

Gross profit	301,568	349,792

Selling, general and administrative expenses	233,103	262,445
Amortization of intangibles	1,869	1,613
Royalty income, net of royalty expense	(9,136)	(9,703)

Income from operations	75,732	95,437

Interest expense	30,745	31,134
Other income, net	(180)	(214)

Income before income tax expense	45,167	64,517
Income tax expense	16,996	23,750

Net income	$28,171	$40,767

Earnings per common share—Basic	$0.31	$0.45

Earning per common share—Diluted	$0.30	$0.42

Weighted average number of common shares outstanding:
Basic	90,932	91,409
Diluted	94,758	96,683

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited - Preliminary results)

	Six Months Ended
	June 1,	May 27,
	2008	2007
Cash flows from operating activities:
Net income	$28,171	$40,767
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,120	15,183
Deferred income taxes	2,741	220
Amortization of debt issuance costs and other	1,174	1,471
Stock-based compensation	1,998	1,774
Excess tax benefits from share-based payment arrangements	(781)	(5,879)
Loss (gain) on sale of assets	311	(2,404)
Other, net	662	(940)
Changes in operating assets and liabilities:
Accounts receivable	21,471	(11,199)
Inventories	268	(4,221)
Prepaid expenses and other current assets	1,594	(3,979)
Other assets	2,852	—
Accounts payable	18,325	6,233
Accrued expenses	(34,513)	(14,356)
Other liabilities	1,387	(208)
Net cash provided by (used in) operating activities	62,780	22,462
Cash flows from investing activities:
Purchase of property, plant and equipment	(13,866)	(22,404)
Proceeds from sale of property, plant and equipment	12	4,938
Net cash used in investing activities	(13,854)	(17,466)
Cash flows from financing activities:
Cash dividends	(6,811)	(13,724)
Proceeds from issuance of long-term obligations	1,748	—
Repayments of long-term obligations	(16,882)	(10,000)
Borrowings under revolving credit facilities	206,258	20,207
Repayments under revolving credit facilities	(203,085)	(25,517)
Repurchase of common stock	—	(5,376)
Exercise of employee stock options, including related excess tax benefits	803	5,900
Other	—	19
Net cash (used in) provided by financing activities	(17,969)	(28,491)
Effect of exchange rate changes on cash	(1,317)	(403)
Change in cash and cash equivalents	29,640	(23,898)
Cash and cash equivalents:
Beginning of period	14,607	45,620
End of period	$44,247	$21,722

RECONCILIATION OF EBITDA TO CASH FLOW OF OPERATIONS

NON-GAAP MEASURES

	Three Months Ended:		Six Months Ended:
	June 1, 2008	May 27, 2007	June 1, 2008	May 27, 2007
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income	$11,957	$16,133	$28,171	$40,767
Interest expense	15,369	15,229	30,745	31,134
Income taxes	8,091	9,339	16,996	23,750
Depreciation and amortization	8,743	7,861	17,120	15,183

EBITDA	44,160	48,562	93,032	110,834
Unusual and nonrecurring losses:
Refund of Canadian lumber tariff	—	(2,518)	—	(2,518)
North American realignment	—	1,734	—	1,911
Gain on sale of Orlando facility	—	(2,557)	—	(2,557)
Non-cash compensation	1,365	1,127	1,975	1,766
Mountain Top, PA start-up costs	—	1,417	—	2,147
Executive severance	2,731	—	3,672	—
Other (various) (a)	1,572	1,001	3,056	1,181

Adjusted EBITDA	$49,828	$48,766	$101,735	$112,764

(a)  Consists of various immaterial adjustments

	Six Months Ended
	June 1, 2008	May 27, 2007
	(in thousands)	(in thousands)
EBITDA	$93,032	$110,834
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(30,745)	(31,134)
Income taxes	(16,996)	(23,750)
Non-cash charges against (credits to) net income	6,105	(5,758)
Change in operating assets & liabilities	11,384	(27,730)

Cash flow from operations	$62,780	$22,462

Reconciliation of Special Items

Non-GAAP Measure

(in millions)

	Three Months Ended June 1, 2008
	Net Sales	Cost of Goods Sold	Gross Profit	Selling General and Administrative Expenses	Income from Operations
As reported	$375.4	$227.0	$148.4	$116.4	$35.3
Change in returns estimates	(3.7)	4.5	(8.2)	—	(8.2)
Rebate on lumber tariffs	—	—	—	—	—
Severance costs	—	—	—	(2.7)	2.7
Organization realignment costs	—	—	—	—	—
Gain on sale of Orlando facility	—	—	—	—	—
As adjusted	$371.7	$231.5	$140.2	$113.7	$29.8

	Three Months Ended May 27, 2007
	Net Sales	Cost of Goods Sold	Gross Profit	Selling General and Administrative Expenses	Income from Operations
As reported	$401.8	$229.3	$172.5	$135.5	$40.6
Change in returns estimates	—	—	—	—	—
Rebate on lumber tariffs	—	2.5	(2.5)	—	(2.5)
Severance costs	—	—	—	—	—
Organization realignment costs	—	—	—	(1.7)	1.7
Gain on sale of Orlando facility	—	—	—	2.6	(2.6)
As adjusted	$401.8	$231.8	$170.0	$136.4	$37.2